Exhibit 10.6

June 18, 2024

Greetings,

We hope this communication finds you well.

We are writing because you are a holder of certain outstanding Sanuwave notes and warrants issued in June 2024 and as you have likely seen Sanuwave has announced its intent to merge into a subsidiary of SEP Acquisition Corporation (SEPA) in order to become a national securities exchange traded company and as a means to restructure and simplify its capital structure.

We at Sanuwave are very excited about what this transaction would mean for our employees, stockholders, and our ability to grow and better serve the wound care market, but what does it mean for you as a note and warrant holder?

Sanuwave is being valued at a total enterprise value of $125 million in the transaction and holders of Sanuwave common stock will upon consummation of the merger receive shares of SEPA Class A common stock in exchange for their existing holdings. It is intended that the SEPA Class A common stock will trade on a national securities exchange under the symbol “SNWV” following the consummation of the merger. The manner in which the merger consideration will be allocated among the various Sanuwave stakeholders will work as follows:

All Sanuwave shares and in-the-money share equivalents (i.e., warrants, options and convertible notes) will be aggregated into a pool.  The merger consideration (i.e., shares of SEPA Class A common stock valued at $10 per share) will be allocated equally among these shares and share equivalents on a pro rata basis.

In connection with the possible transaction or a possible reverse stock split of Sanuwave's outstanding common stock, Sanuwave is offering one of two options with relation to your outstanding June 2024 notes and warrants.

Sanuwave believes that acceptance of Option #2 is highly attractive to investors and intends it as an inducement to achieve the 80% participation rates of both note and warrant conversion that are closing conditions for the transaction with SEPA.  Several of the largest note holders, including Manchester Management Company, LLC (and its affiliates), have already committed to participate in the exchange.

Option #1:
You can do nothing.  Your outstanding notes and warrants will automatically be converted into notes and warrants in the combined company and their conversion or strike prices as well as the number of underlying shares will be adjusted accordingly.  This will make the conversion price of the notes $14.29 (i.e., $14.29 is the denominator by which the principal and accrued, unpaid interest of the applicable note will be divided at conversion), the strike price of the warrants will become $14.29 (for the 4¢ warrants) and $23.93 (for the 6.7¢ warrants), and the number of shares underlying the warrants will be adjusted down by a factor of 0.0028 (i.e., each 358 outstanding warrants to purchase one share of Sanuwave common stock will become one warrant to purchase one share of SEPA class A common stock), all to accommodate the new $10 stock price and lower share count and in accordance with the terms of the note and warrant documents. Please note the numbers included in this Option #1 are subject to the same assumptions set out in the table on page 2.

Option #2:
You can accept the following offer from Sanuwave to exchange your outstanding notes and warrants for shares of Sanuwave common stock that will be converted, if the merger closes, into shares of the combined company Class A common stock (each at $10 per share) in accordance with the following economics and terms. The exchange of your outstanding notes and warrants for shares of Sanuwave common stock will only be effected upon (i) Sanuwave's implementation of a reverse stock split for its outstanding shares of common stock or (ii) the closing of the SEPA merger, and not otherwise:

•
Each outstanding note will be fully accelerated to maturity (with 15% interest paid on the outstanding principal) and then converted (per the terms of the note) into Sanuwave shares at 4¢ per share.  Therefore, each 4¢ invested in the note will yield 1.15 shares of Sanuwave common stock.

•	Each warrant with a 4¢ strike price will be exchanged for 0.9 shares of Sanuwave common stock per share subject to such warrant.

•	Each warrant with a 6.7¢ strike price will be exchanged for 0.85 shares of Sanuwave common stock per share subject to such warrant.

•
Thus, in aggregate, each 4¢ invested in the Sanuwave notes issued in December 2023, January 2024 and June 2024 will, upon exchange of the note and warrants associated therewith, be exchanged for 2.9 shares of Sanuwave common stock per 4¢ of principal value.  Those who held notes issued in August and November 2022 and May 2023 have already received 15% interest and had their notes converted to Sanuwave shares at 4¢ (yielding 1.15 shares per 4¢) and this offer of 1.75 shares in exchange for the two remaining warrants will bring them into parity with other note holders at 2.9 shares per 4¢ of initial investment.

•	These shares will be included in the pool of shares used to determine allocation of the merger consideration of SEPA shares.

•
Assuming 100% acceptance and exchange of the eligible securities by all holders, the value of each share of Sanuwave is anticipated to be approximately 2.8¢ in SEPA Class A common stock (assuming a $10 stock price).  The number included in this paragraph is subject to the same assumptions set out in the table below.

A breakdown of Option #1 vs. Option #2 and their respective quantities and values can be seen in the following table:

* The table above reflects the following assumptions:

•
The conversion rate used to calculate the number of shares of SEPA Class A common stock that you would receive if you select Option #2 assumes the issuance of convertible promissory notes with an aggregate principal amount of $2.0 million and warrants exercisable for an aggregate of 100 million shares of Sanuwave’s common stock in June 2024 and the full exchange of (i) all outstanding convertible promissory notes issued in December 2023, January 2024 and June 2024 and (ii) all outstanding warrants issued in August 2022, September 2022, May 2023, December 2023, January 2024 and June 2024, in each case on the terms offered above, and reflects the per share price of Sanuwave’s common stock as of May 28, 2024.  The per share price of Sanuwave’s common stock is likely to fluctuate between the date of this letter and the expected closing of the proposed business combination, and we cannot predict at this time which, if any, holders of Sanuwave securities will accept the offer above.

•
The estimated value of shares of SEPA Class A common stock after the closing of the proposed business combination assumes a $10 per share price of SEPA Class A common stock.  The per share price of SEPA’s Class A common stock is likely to fluctuate between the date of this letter and the expected closing of the proposed business combination.

Please mark, date and sign your election of Option #1 or Option #2 on the attached signature page. Your election relates to all of the outstanding June 2024 Sanuwave notes and warrants you currently hold and will be deemed binding, but the exchange will only be effected upon (i) Sanuwave's implementation of a reverse stock split for its outstanding shares of common stock or (ii) the closing of the SEPA transaction, and not otherwise.

All completed election forms should be returned to Sanuwave via email at investors@sanuwave.com. If you have any questions before completing your form, please send your questions to investors@sanuwave.com.

If you do not respond to this communication by the close of business on June 15, 2024, you will be deemed to have chosen Option #1.

More information on the proposed SEPA merger can be found in the proxy statement filed by Sanuwave on January 22, 2024, which can be accessed through the following link: Inline XBRL Viewer (sec.gov).

The combined proxy statement/prospectus for the transaction that was filed with the SEC on January 4, 2024 can be found here: Inline XBRL Viewer (sec.gov).

Before making an election, please make sure you have read and understand the documents associated with your outstanding Sanuwave notes and warrants as well as the proposed merger with SEPA, which includes, but is not limited to, the two documents referenced above.

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Please complete this election form by signing, dating and indicating whether you elect Option #1 or Option #2 as it relates to how your outstanding Sanuwave June 2024 notes and warrants will be treated upon (i) Sanuwave's implementation of a reverse stock split for its outstanding shares of common stock or (ii) the consummation of the planned merger with SEPA.

I hereby elect Option #1 (Do nothing and your outstanding June 2024 Sanuwave notes and warrants will automatically be converted into the notes and warrants of the combined company as set forth in the table under Option #1 above): ☐

I hereby elect Option #2 (Accept the offer to exchange your June 2024 Sanuwave notes and warrants into shares of Sanuwave common stock, which will be converted, if the merger closes or Sanuwave completes a reverse stock split, into shares of the combined company Class A common stock as set forth in the table under Option #2 above): ☐

Signature:
Name:
Title:
Date: